TRAEGER ANNOUNCES FIRST QUARTER FISCAL 2023 RESULTS
REITERATES OUTLOOK FOR FULL YEAR 2023
SALT LAKE CITY, Ut., May 10, 2023 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended March 31, 2023.
First Quarter FY 23 Results
•Total revenues decreased 31.5% to $153.2 million
•Gross profit margin of 36.2% down 80 basis points compared to prior year
•Net income of $8.0 million; net income of $0.07 per share
•Adjusted net income of $5.5 million; adjusted net income of $0.04 per share
•Adjusted EBITDA of $21.9 million, ahead of guidance of $16 million to $20 million
•Adjusted EBITDA margin of 14.3%, up from 13.6% in the prior year
•14% sequential reduction in balance sheet inventory driven by strategic inventory management
"While our sales continued to be pressured by retailer destocking and lower consumer demand in the first quarter, I am pleased with our execution as well as our ability to exceed the high-end of our Adjusted EBITDA guidance range for the quarter," said Jeremy Andrus, CEO of Traeger. "We are making meaningful inroads on our near-term strategy to navigate the current environment and to position the company for a return to growth in the second half of 2023 and beyond. In particular, we saw substantial improvement in both our balance sheet and channel inventories in the first quarter."
Mr. Andrus continued, "The first quarter was also a pivotal period in our product innovation roadmap with the launch of our new Flatrock and Ironwood grills. These launches cement Traeger’s positioning as the industry leader in innovation and the strong response from consumers adds to my confidence in the long-term prospects of our brand. Against a volatile macro economic backdrop, we will continue to manage the business prudently with a focus on agility and efficiency, positioning the Company for long-term success and value creation."

Operating Results for the First Quarter
Total revenue decreased by 31.5% to $153.2 million, compared to $223.7 million in the first quarter last year.
•Grills decreased 40.3% to $89.7 million as compared to the first quarter last year. The decrease was driven by lower unit volume, partially offset by a higher average selling price resulting from the introduction of new product.
•Consumables decreased 24.2% to $30.0 million as compared to the first quarter last year. The decrease was driven by lower unit volume of wood pellets and other consumables.
•Accessories decreased 0.7% to $33.4 million as compared to the first quarter last year. This decrease was driven primarily by lower unit volume of Traeger-branded accessories, partially offset by increased sales of MEATER smart thermometers.
North America revenue declined 33.0% in the first quarter compared to the prior year. Rest of World revenues declined 13.1% in the first quarter compared to the prior year.
Gross profit decreased to $55.4 million, compared to $82.6 million in the first quarter last year. Gross profit margin was 36.2% in the first quarter, compared to 36.9% in the same period last year. The decrease in gross margin was driven primarily by the timing of marketplace promotional investments and higher product costs, offset by favorable domestic logistics costs, as well as foreign exchange rates.
Sales and marketing expenses were $22.1 million, compared to $34.9 million in the first quarter last year. The decrease in sales and marketing expense was driven by decreases in demand creation costs, employee expenses, professional service fees, and travel and entertainment costs.
General and administrative expenses were $26.7 million, compared to $40.7 million in the first quarter last year. The decrease in general and administrative expense was driven by lower stock-based compensation expense of $6.4 million, lower professional service fees, and lower employee expenses, partially offset by losses from the sale of property, plant, and equipment.
Net income was $8.0 million in the first quarter, or $0.07 per diluted share, as compared to net loss of $9.0 million in the first quarter of last year, or a loss of $0.08 per diluted share.1
Adjusted net income was $5.5 million, or $0.04 per diluted share as compared to adjusted net income of $19.5 million, or $0.17 per diluted share in the first quarter last year.2
Adjusted EBITDA was $21.9 million in the first quarter as compared to $30.4 million in the same period last year.2

1 There were no dilutive securities outstanding as of March 31, 2023 and 2022.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Balance Sheet
Cash, cash equivalents and restricted cash at the end of the first quarter totaled $28 million, compared to $52 million at December 31, 2022.
Inventory at end of the first quarter was $132.4 million, compared to $153.5 million at December 31, 2022. The decrease in inventory was driven by strategic inventory management, as well as declining transportation and input commodity costs.

Guidance For Full Year Fiscal 2023
The Company is reiterating its prior guidance for Fiscal 2023. The Company's outlook reflects macroeconomic uncertainty and the expected negative impact of the continued normalization of grill channel inventory in the first half of 2023, as well as the benefit of expected growth in gross margin and ongoing expense control.
•Total revenue is expected to be between $560 million and $590 million
•Gross margin is expected to be between 36% and 37%
•Adjusted EBITDA is expected to be between $45 million and $55 million
A reconciliation of Adjusted EBITDA guidance to Net Income (Loss) and Adjusted EBITDA Margin guidance to Net Income (Loss) Margin on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision for income taxes, interest expense, depreciation and amortization, other (income) expense, stock-based compensation, non-routine legal expenses, change in fair value of contingent consideration, and other adjustment items all of which are adjustments to Adjusted EBITDA and Adjusted EBITDA Margin, respectively.
Conference Call Details
A conference call to discuss the Company's first quarter results is scheduled for Wednesday, May 10, 2023, at 4:30 p.m. ET. To participate, please dial (833) 470-1428 or +44 (208) 068-2558 for international callers, conference ID 336351. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403 or +44 (204) 525-0658 for international callers, conference ID 706980. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com. A supplemental presentation has also been posted to the Company's website at https://investors.traeger.com.
About Traeger
Traeger Grills, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, accessories, and MEATER smart thermometers.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated full year fiscal 2023 results. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses, our ability to manage our future growth effectively, our ability to expand into additional markets, our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products, our ability to cost-effectively attract new customers and retain our existing customers, our failure to maintain product quality and product performance at an acceptable cost, the impact of product liability and warranty claims and product recalls, the highly competitive market in which we operate, the use of social media and community ambassadors, a decline in sales of our grills, our dependence on three major retailers, risks associated with our international operations, our reliance on a limited number of third-party manufacturers and problems with (or loss of) our suppliers or an inability to obtain raw materials, and the ability of our stockholders to influence corporate matters and the other important factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2022. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$15,232	$39,055
Restricted cash	12,500	12,500
Accounts receivable, net	99,591	42,050
Inventories	132,381	153,471
Prepaid expenses and other current assets	28,034	27,162
Total current assets	287,738	274,238
Property, plant, and equipment, net	49,775	55,510
Operating lease right-of-use assets	12,221	13,854
Goodwill	74,725	74,725
Intangible assets, net	502,290	512,858
Other non-current assets	11,248	15,530
Total assets	$937,997	$946,715
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$26,244	$29,841
Accrued expenses	56,286	52,295
Line of credit	40,909	11,709
Current portion of notes payable	250	250
Current portion of operating lease liabilities	4,491	5,185
Current portion of contingent consideration	12,400	12,157
Other current liabilities	803	1,470
Total current liabilities	141,383	112,907
Notes payable, net of current portion	438,936	468,108
Operating lease liabilities, net of current portion	8,045	9,001
Contingent consideration, net of current portion	11,390	10,590
Deferred tax liability	10,375	10,370
Other non-current liabilities	479	870
Total liabilities	610,608	611,846
Commitments and contingencies—See Note 10
Stockholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 122,642,599 and 122,624,414 as of March 31, 2023 and December 31, 2022	12	12
Additional paid-in capital	890,012	882,069
Accumulated deficit	(562,457)	(570,475)
Accumulated other comprehensive income (loss)	(178)	23,263
Total stockholders' equity	327,389	334,869
Total liabilities and stockholders' equity	$937,997	$946,715

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue	$153,161	$223,710
Cost of revenue	97,738	141,066
Gross profit	55,423	82,644
Operating expenses:
Sales and marketing	22,075	34,854
General and administrative	26,679	40,716
Amortization of intangible assets	8,889	8,889
Change in fair value of contingent consideration	1,043	1,700
Total operating expense	58,686	86,159
Loss from operations	(3,263)	(3,515)
Other income (expense):
Interest expense	(10,454)	(5,837)
Other income, net	21,899	544
Total other income (expense)	11,445	(5,293)
Income (loss) before provision for income taxes	8,182	(8,808)
Provision for income taxes	164	152
Net income (loss)	$8,018	$(8,960)
Net income (loss) per share, basic and diluted	$0.07	$(0.08)
Weighted average common shares outstanding, basic and diluted	122,699,114	117,889,233
Other comprehensive income (loss):
Foreign currency translation adjustments	$(32)	$(3)
Change in cash flow hedge	—	6,589
Total other comprehensive income (loss)	(32)	6,586
Comprehensive income (loss)	$7,986	$(2,374)

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,018	$(8,960)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property, plant and equipment	3,564	2,481
Amortization of intangible assets	10,638	10,645
Amortization of deferred financing costs	534	495
Loss on disposal of property, plant and equipment	1,870	152
Stock-based compensation expense	7,943	15,483
Bad debt expense	56	72
Unrealized loss (gain) on derivative contracts	(19,623)	570
Change in fair value of contingent consideration	1,043	1,700
Other non-cash adjustments	(16)	—
Change in operating assets and liabilities:
Accounts receivable	(57,145)	(70,383)
Inventories	21,090	(18,561)
Prepaid expenses and other current assets	(1,214)	1,741
Other non-current assets	18	4
Accounts payable and accrued expenses	(73)	17,638
Other non-current liabilities	(293)	12
Net cash used in operating activities	(23,590)	(46,911)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(2,082)	(4,524)
Capitalization of patent costs	(123)	(124)
Proceeds from sale of property, plant, and equipment	2,450	—
Net cash provided by (used in) investing activities	245	(4,648)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on line of credit	62,200	46,100
Repayments on line of credit	(62,500)	(78)
Repayments of long-term debt	(51)	—
Principal payments on finance lease obligations	(127)	(105)
Net cash provided by (used in) financing activities	(478)	45,917
Net decrease in cash, cash equivalents and restricted cash	(23,823)	(5,642)
Cash, cash equivalents and restricted cash at beginning of period	51,555	16,740
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$27,732	$11,098

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Three Months Ended March 31,
	2023	2022
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$4,718	$4,897
Cash paid for income taxes	$470	$654
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$72	$56
Property, plant, and equipment included in accounts payable and accrued expenses	$2,568	$7,226

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per share, Adjusted EBITDA Margin, and Adjusted Net Income Margin are key performance measures that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income, together with a reconciliation of Net Income (Loss) to each such measure, and providing Adjusted Net Income per share, together with a reconciliation of Net Income (Loss) per share to such measure, and Adjusted EBITDA Margin and Adjusted Net Income Margin, together with a reconciliation of Net Income (Loss) Margin to such measures, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Income (Loss) or Loss from Continuing Operations or Net Income (Loss) per share. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.
The following table presents a reconciliation of Net Income (Loss), Operating Loss, Net Income (Loss) Margin, Operating Loss Margin, and Net Income (Loss) per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Margin and Adjusted Net Income per share, respectively, on a consolidated basis.

	Three Months Ended March 31,
	2023	2022
	(dollars in thousands, except share and per share amounts)
Net income (loss)	$8,018	$(8,960)
Adjustments:
Other (income) expense (1)	(20,307)	674
Stock-based compensation	7,943	15,483
Non-routine legal expenses (2)	233	1,919
Amortization of acquisition intangibles (3)	8,253	8,253
Change in fair value of contingent consideration	1,043	1,700
Other adjustment items (4)	143	412
Tax impact of adjusting items (5)	152	—
Adjusted net income	$5,478	$19,481

Net income (loss)	$8,018	$(8,960)
Adjustments:
Provision for income taxes	164	152
Interest expense	10,454	5,837
Depreciation and amortization	14,255	13,177
Other (income) expense (1)	(20,307)	674
Stock-based compensation	7,943	15,483
Non-routine legal expenses (2)	233	1,919
Change in fair value of contingent consideration	1,043	1,700
Other adjustment items (4)	143	412
Adjusted EBITDA	$21,946	$30,394

Revenue	$153,161	$223,710
Net income (loss) margin	5.2%	(4.0)%
Adjusted net income margin	3.6%	8.7%
Adjusted EBITDA margin	14.3%	13.6%

Net income (loss) per diluted share	$0.07	$(0.08)
Adjusted net income per diluted share	$0.04	$0.17
Weighted average common shares outstanding - diluted	122,699,114	117,889,233
(1)Represents unrealized gain from the hedge dedesignation on the interest rate swap, losses on the disposal of property, plant, and equipment, and unrealized gains (losses) from foreign currency transactions and derivatives.
(2)Represents external legal expenses for litigation.
(3)Represents amortization of acquisition intangibles includes amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(4)Represents non-routine operational wind-down costs, non-cash ground lease expense associated with a build-to-suit lease in 2022, as well as write-offs and restoration costs at our wood pellet production facility due to flood damage sustained as a result of a tropical storm.
(5)Represents an adjusted tax rate equal to our annual estimated tax rate on Adjusted Net Income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on Adjusted Net Income may differ from our GAAP tax rate and from our actual tax liabilities.